EXHIBIT 10.10

3430 W. BAYSHORE ROAD SUITE 201 PALO ALTO, CA 94303 TELEPHONE: (50) 846-7800 FACSMILE: (650) 846-7825 www.bayhilltherapeutics.com

Frank Valone	October 10, 2003
[Address]

Re:	Employment Offer

Dear Frank:

On behalf of Bayhill Therapeutics, Inc. (“Bayhill Therapeutics” or the Company”), I am pleased to offer you the position of Vice President of Medical Affairs. In this position you will report to the Chief Executive Officer.

The terms of yow employment are as follows:

1. At-Will Employment. You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes at-wil” employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

2. Compensation.

(a) Base Salary: Your base salary shall be $270,000.00 annually, payable in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) as may from time to time be established in the future. Your position is classified as “exempt” and you will not be eligible for overtime pay.

(b) Incentive Stock Options: Company management will recommend to the Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase up to 250,000 shares of the Company’ Common Stock. The Stock Option shall vest over five (5) years with 20% of the shares subject to the Stock Option vesting at the end of the first year and the remaining shares subject to the Stock Option vesting monthly over a four-year period thereafter. The Stock Option shall be exercisable at a price per share equal to the fair market value of the Company’s Common Stock on the dare of grant as then determined by the Company’s Board of Directors, which price may or may not be the same as the Board’s most recent determination of fair market value and which is likely to be 10% of the price of the Series A Preferred. The Stock Option will be an incentive stock option to the extent permitted by applicable law. Other terms of the Stock Option shall be set forth in a stock option agreement to be entered into between you and the Company and shall also be subject to the terms of the Company’s 2002 Equity Incentive Plan, both of which you will be required to sign as a condition of receiving the Smock Option. The grant of the Stock Option and its terms are subject in all respects to the approval of the Board of Directors.

3. Benefits. You shall be entitled to the Company’s basic employment benefits available to all Company employees as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

3430 W. BAYSHORE ROAD
SUITE 201
PALO ALTO, CA 94303
TELEPHONE: (50) 846-7800
FACSMILE: (650) 846-7825
www.bayhilltherapeutics.com

4. Employment Terms. This offer, and your employment by the Company, are contingent upon your signing and returning to the Company on or before your employment start date, the attached “Confidential Information and Invention Assignment Agreement.” Please note that this offer letter, the attached agreement, and any stock option agreements set forth the entire agreement and understanding between you and the Company regarding your employment relationship and supersede any other written or oral representation or promise. The provisions of this offer letter regarding “at will” employment may only be modified by a document signed by you and the Company’s CEO or President.

5. Start Date. Your start date will be mid November, 2003, the specific date to be agreed upon. Please indicate your acceptance of this offer letter by signing and returning a copy to me in the next few days.

Frank, we are very excited at the prospect of your joining us at Bayhill Therapeutics and participating in the creation of what I believe can be a highly successful biopharmaceutical company that can make a major contribution to alleviating the debilitating effects of various autoimmune and other diseases. We look forward to your enthusiastic participation.

Very truly yours,

/s/ Genie Criscione
Genie Criscione
for
John P. Walker
Chairman & Chief Executive Officer

Agreed and Accepted:

I accept this offer of employment on the terms stated above.

/s/ Frank H. Valone
Frank Valone

Date: October 13, 2003